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                                                                    EXHIBIT 23.4

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.:

We consent to the incorporation by reference in this registration statement to be filed on Form S-3 of NRG Energy, Inc. (the Company) of our report dated May 27, 2005, with respect to the consolidated balance sheet of NRG Northeast Generating LLC as of December 31, 2004, and the related consolidated statements of operations, member's equity and comprehensive income, and cash flows for the year then ended, and the related financial statement schedule, which report is included on Form 8-K dated June 15, 2005, which is incorporated by reference in this registration statement. We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 20, 2005